EXHIBIT 99.1

Contact: Katie Reinsmidt, Senior Vice President - Investor Relations and Corporate Investments, 423.490.8301, katie_reinsmidt@cblproperties.com

CBL ACHIEVES AN INVESTMENT GRADE RATING
FROM MOODY'S INVESTORS SERVICE
CBL Received a Baa3 Rating With a Stable Outlook

CHATTANOOGA, Tenn. (May 13, 2013) - CBL & Associates Properties, Inc. (NYSE: CBL), today announced that the Company was assigned a Baa3 issuer rating from Moody's Investors Service.

Moody's indicated in their announcement that the Baa3 issuer rating reflects the strong financial performance and stable cash flows afforded by CBL's market-dominant mall portfolio with consistently high occupancy rates. In addition, Moody's noted CBL's healthy credit profile with a high EBITDA margin and solid fixed charge coverage ratio. Further, according to Moody's, CBL has demonstrated its commitment to growing the unencumbered net operating income (“NOI”) and believes that continuing this strategy would lead to further enhancement of CBL's credit profile.

“We are pleased that the strength and flexibility of our balance sheet as well as the value of our market-dominant strategy was recognized by Moody's with the assignment of an investment grade rating; an important milestone for CBL,” said Farzana Mitchell, CBL executive vice president and chief financial officer. “We believe a balanced financing structure, including full access to both the secured and unsecured credit markets, will allow CBL to fuel our ongoing growth using the most attractive sources of capital and further reducing our cost of funds. We look forward to building on this significant accomplishment.”

More information regarding CBL's rating assignment can be found in the Moody's Investors Service press release on its website at www.moodys.com.

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CBL Achieves an Investment Grade Rating

May 13, 2013

CBL is one of the largest and most active owners and developers of malls and shopping centers in the United States. CBL owns, holds interests in or manages 158 properties, including 96 regional malls/open-air centers. The properties are located in 31 states and total 92.7 million square feet including 10.5 million square feet of non-owned shopping centers managed for third parties. Headquartered in Chattanooga, TN, CBL has regional offices in Boston (Waltham), MA, Dallas (Irving), TX, and St. Louis, MO. Additional information can be found at cblproperties.com.

Information included herein contains “forward-looking statements” within the meaning of the federal securities laws. Such statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual events, financial and otherwise, may differ materially from the events and results discussed in the forward-looking statements. The reader is directed to the Company's various filings with the Securities and Exchange Commission, including without limitation the Company's Annual Report on Form 10-K and the “Management's Discussion and Analysis of Financial Condition and Results of Operations” incorporated by reference therein, for a discussion of such risks and uncertainties.

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